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                                                                  EXHIBIT 4.4

AMENDMENT TO COMMON SHARES RIGHTS AGREEMENT

          AMENDMENT, DATED FEBRUARY 25, 1996, TO COMMON SHARES RIGHTS AGREEMENT, dated May 15, 1989, between Cray Research, Inc. and Norwest Bank Minnesota, N.A., as Rights Agent.

          The parties hereby agree as follows:

          1. That certain Common Shares Rights Agreement dated as of May 15, 1989 between the parties hereto (the "Agreement") is hereby amended so that
Section 1(a) thereof shall read in its entirety as follows:

     (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or Silicon Graphics, Inc. or any of its subsidiaries or any of their Affiliates. Notwithstanding the foregoing,
(i) neither Silicon Graphics, Inc. nor its subsidiaries shall become an "Acquiring Person" as the result of the execution and delivery of the Agreement and Plan of Merger by and among Cray Research, Inc., Silicon Graphics, Inc. and C Acquisition Corporation dated February 25, 1996 (the "Merger Agreement"), or by reason of the announcement or commencement of the Offer, the acceptance for payment or payment for Common Shares pursuant to the Offer or consummation of the Merger (as such terms are defined in the Merger Agreement) and (ii) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person."

          2. The Agreement is hereby amended so that Section 1(h) thereof shall read in its entirety as follows:

     (h) "Distribution Date" shall mean the earlier of (i) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of Continuing Directors then in office) after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of Continuing Directors then in office) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or Silicon Graphics, Inc. or any of its subsidiaries or any of their Affiliates pursuant to the Offer) is first published or sent or given within the meaning of Rule 14e-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding.

          3. The Agreement is hereby amended so that Section 1(j) thereof shall read in its entirety as follows:

     (j) "Expiration Date" shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of Rights as provided in Section 24 hereof, (iv) the consummation of a transaction contemplated by Section 13(d) hereof, or (v) the time immediately prior to the purchase of Common Shares by Silicon Graphics, Inc. or any of its subsidiaries or any of

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their Affiliates pursuant to the Offer.

          4. The Agreement is hereby amended so that Section 1(t) thereof shall read in its entirety as follows:

     (t) "Shares Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person (other than an announcement with respect to the execution and delivery of the Merger Agreement, or by reason of the commencement of the Offer, the acceptance for payment or payment for Common Shares pursuant to the Offer or consummation of the Merger) that an Acquiring Person has become such.

          5. The Agreement is hereby amended so that Section 1(x) thereof shall read in its entirety as follows:

     (x) A "Triggering Event" shall be deemed to have occurred upon any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, or Silicon Graphics, Inc. or any of its subsidiaries or any of their Affiliates pursuant to the Offer), together with all Affiliates and Associates of such Person, becoming the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, no Triggering Event shall be deemed to have occurred as the result of (i) the execution and delivery of the Merger Agreement, or by reason of the announcement or commencement of the Offer, the acceptance for payment or payment for Common Shares pursuant to the Offer or consummation of the Merger or (ii) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that in the event that a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, a Triggering Event shall be deemed to have occurred upon such Person, after such share purchases by the Company, becoming the Beneficial Owner of any additional Common Shares of the Company.

          6. Except as aforesaid, the Agreement shall remain in full force and effect and unchanged.

                                        CRAY RESEARCH, INC.


                                        By /S/ J. Phillip Samper
                                           ---------------------------------
                                           J. Phillip Samper
                                           Chairman and Chief
                                            Executive Officer


                                        NORWEST BANK MINNESOTA,
                                         N.A., as Rights Agent


                                        By /S/ Barbara M. Novak
                                           ---------------------------------
                                           Name:  Barbara M. Novak
                                           Title: Assistant Vice President